Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 6, 2006

Hughes Communications, Inc.

19 West 44th Street, Suite 507

New York, New York 10036

Re:	Hughes Communications, Inc.
Registration Statement on Form S-1 (File No. 333-130136)

Ladies and Gentlemen:

We have acted as special counsel to Hughes Communications, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), initially filed on December 10, 2005 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), allowing for delayed offerings pursuant to Rule 415 under the Act. The Registration Statement includes (i) a prospectus (the “Distribution Prospectus”) to be furnished to securityholders of SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra”), in connection with a special dividend distribution (the “Distribution”) by SkyTerra of all of the issued and outstanding common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) a prospectus (the “Rights Prospectus”) to be furnished to securityholders of the Company in connection with the issuance by the Company of a special dividend in the form of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of Common Stock (the “Rights Offering”). The Registration Statement relates to the registration by the Company under the Act of (i) certain of the shares of Common Stock to be distributed by SkyTerra in the Distribution (the “Distribution Shares”), (ii) the Rights and (iii) shares of Common Stock that may be sold pursuant to the Rights Offering (the “Rights Shares”). The Distribution Shares, the Rights and the Rights Shares are collectively referred to herein as the “Securities.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement, as amended to the date hereof;

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February 6, 2006

(ii)	the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and as certified by the Secretary of State of the State of Delaware (the “Certificate of Incorporation”);

(iii)	a form of Certificate of Amendment to the Certificate of Incorporation (the “Charter Amendment”) relating to a stock split of the Common Stock to be effected following the effectiveness of the Registration Statement;

(iv)	the Amended and Restated By-Laws of the Company, as currently in effect and as certified by the Secretary of the Company (the “By-Laws”);

(v)	certain resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) on December 2, 2005 and September 9, 2005, relating to the registration of the Securities, the original issuance of shares of Common Stock to SkyTerra and related matters;

(vi)	a form of common stock certificate evidencing the Common Stock; and

(vii)	a form of subscription rights certificate evidencing the Rights.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect thereof on such parties. We have also assumed that (i) the stock certificates evidencing the Distribution Shares and the Rights Shares will conform to the form of common stock certificate examined by us and will be duly executed and delivered, (ii) the certificates evidencing the Rights will conform to the form of subscription rights certificate examined by us and will be duly executed and delivered and (iii) the Charter Amendment containing the final stock split ratio will be

Hughes Communications, Inc.

February 6, 2006

duly adopted and filed with the Secretary of State of the State of Delaware prior to the issuance of the Distribution Shares.

Our opinions set forth below are limited to Delaware corporate law. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to laws as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

We understand that the Board of Directors expects to finally approve the Rights Offering and fix the final terms thereof and of the stock split following the time that the Registration Statement is declared effective.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

1.	With respect to the Distribution Shares, when (i) the Registration Statement, as finally amended, becomes effective under the Act and (ii) the Charter Amendment is duly adopted, executed and filed by the Company, the Distribution Shares will be duly authorized, validly issued, fully paid and nonassessable.

2.	With respect to the Rights, when (i) the Registration Statement, as finally amended, becomes effective under the Act, (ii) the subscription price and other final terms of the Rights have been duly established in conformity with the Certificate of Incorporation and the By-Laws and in compliance with applicable law and (iii) the rights certificates are distributed as contemplated in the Rights Prospectus, the Rights will be duly authorized and validly issued.

3.	With respect to the Rights Shares, when (i) the Registration Statement, as finally amended, becomes effective under the Act, (ii) the subscription price and other final terms of the Rights have been duly established in conformity with the Certificate of Incorporation and the By-Laws and in compliance with applicable law, and (iii) the Rights Shares are issued and delivered against payment therefore upon due exercise of Rights as contemplated in the Rights Prospectus, the Rights Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to

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February 6, 2006

advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP